EXHIBIT 4.1
Execution Copy

CREDIT AGREEMENT
Dated as of MAY 31, 2006
among
TELVENT TRAFFIC NORTH AMERICA INC.
and
LASALLE BANK NATIONAL ASSOCIATION

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(continued)

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(continued)

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(continued)

		Page

10.15	Entire Agreement	43
10.16	USA PATRIOT Act	43

-iv-

SCHEDULES

Schedule 5.12	Environmental Matters
Schedule 5.15	Subsidiaries or Affiliates
Schedule 7.01	Existing Indebtedness
Schedule 7.03	Permitted Investments
Schedule 10.02	Notices
EXHIBITS

Exhibit A	Pricing Schedule
Exhibit B	Form of Note
Exhibit C	Form of Compliance Certificate (Annual)
Exhibit D	Form of Compliance Certificate (Quarterly)
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Conversion/Continuation

CREDIT AGREEMENT
     This CREDIT AGREEMENT is entered into as of May 31, 2006 between TELVENT TRAFFIC NORTH AMERICA INC., a Texas corporation (“Borrower”) and LASALLE BANK NATIONAL ASSOCIATION (the “Lender”).
     WHEREAS, the Borrower has requested that the Lender make loans available to the Borrower to finance Permitted Acquisitions on the terms and conditions set forth herein;
     WHEREAS, the Borrower and the Lender expect that the financing provided herein shall function as bridge financing and that the Loan will ultimately be refinanced by permanent financing not requiring credit support from the Parent;
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.01 Certain Defined Terms. The following terms have the following meanings:
     “Acquired Subsidiary” shall mean any Person which either (i) becomes, after the Closing Date, a Subsidiary through the direct or indirect purchase by the Borrower of all or a portion of the Voting Stock of such Person, whether by merger, acquisition or otherwise or (ii) is organized by the Borrower to acquire all or part of the property or operations of a Person which is not on the Closing Date a Subsidiary.
     “Acquirer” shall mean either (a) one Person or (b) two or more Persons acting as a partnership, limited partnership, company, syndicate or other group for the purpose of acquiring, holding or disposing of Voting Stock, together with all affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of such Persons.
     “Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through the purchase of assets or stock, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) (i) securities of a corporation having combined general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, (ii) fifty percent (50%) or more of the management authority and capital interest or profits interest of a partnership, limited partnership, limited liability company, joint venture or similar entity, or (iii) fifty percent (50%) or more of the beneficial interest of a trust, association or other unincorporated organization.
     “Affiliate” shall mean, as to any Person, any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first Person, or (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Agreement” means this Credit Agreement.
     “Applicable Margin” means with respect to Loans of any Type and commitment fees, the percentage rate per annum that is applicable at such time with respect to each Loan as set forth on the Pricing Schedule attached hereto as Exhibit A.
     “Assignee” has the meaning specified in Subsection 10.08(a).
     “Attorney Costs” means and includes all reasonable fees and disbursements of legal counsel.
     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).
     “Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Lender, or its parent, in Chicago, Illinois, as its “prime rate.” (The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Lender under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.
     “Borrowing Date” means any date on which a Loan is disbursed.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such a day on which dealings are carried on in the London interbank market.
     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of the Lender or of any corporation controlling a bank.
     “Capitalized Rentals” of any Person shall mean, as of any date, the amount of liabilities under all capitalized leases under which such Person is a lessee which would be required to be capitalized on a consolidated balance sheet of such Person in accordance with GAAP.

     “Change of Control” shall mean each and every issue, sale or other disposition of shares of any class or classes of capital stock of the Borrower or Guarantor, whether by means of an initial public offering or otherwise, which results in any Acquirer beneficially owning or controlling, directly or indirectly, more than 50% (by number of votes) of the Voting Stock of the Borrower or Guarantor.
     “Closing Date” means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by the Lender.
     “Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.
     “Commitment” has the meaning assigned thereto under Section 2.01.
     “Compliance Certificate” has the meaning specified in Section 6.07(f) and which are substantially in the form of Exhibit C or D, as appropriate.
     “Computation Period” means each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.
     “Consolidated Net Income” for any period shall mean the net income (loss) of the Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
     “Conversion/Continuation Date” means any date on which, under Section 2.04, the Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, such Loans having Interest Periods expiring on such date.
     “Credit Extension” means the making of any Loans hereunder.
     “Credit Facilities” means this Agreement and any other loan or credit agreement or other instrument or agreement regarding financial accommodations from or by a bank to or for the benefit of the Borrower or a Subsidiary or Affiliate thereof hereafter entered into.
     “Debt” shall mean, with respect to any Person, without duplication, (a) all Indebtedness of such Person for borrowed money, (b) all Capitalized Rentals of such Person, and (c) all Guaranties by such Person of the Indebtedness of others of the types described in clauses (a) and (b), in each case determined on a consolidated basis.
     “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “Disposal” means, with respect to any property of the Borrower, any direct or indirect sale, conveyance, transfer, alienation, lease, irrevocable right of use, loan, sale-and-repurchase, sale-leaseback or other transaction or arrangement as a result of which the Borrower relinquishes all or substantially all marketable rights in and to such property; and the verb “Dispose of” has a corresponding meaning.
     “Distributions” means, for any Computation Period, the aggregate of all dividend payments or other distributions of assets, properties or cash by the Borrower or any Subsidiary (excluding, however, all salaries and bonuses paid by the Borrower in the ordinary course of business and that are reflected on the profit and loss statements of the Borrower or any Subsidiary) during such period and any purchase, redemption or other acquisition by the Borrower or any Subsidiary of any shares of its capital stock or any warrants, rights or options to acquire such shares during such period.
     “Dollars”, “dollars” and “$” each mean lawful money of the United States.
     “EBITDA” means, in respect of any Person, Net Income, plus the sum of interest expense, expenses for income taxes accrued, depreciation and amortization and, to the extent included in Net Income, extraordinary losses and related tax benefits incurred other than in the ordinary course of business, minus extraordinary gains and related tax charges realized other than in the ordinary course of business, in each case calculated as at such date of determination on a consolidated basis in accordance with GAAP.
     “Eligible Assignee” means (a) a commercial bank or other financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank or other financial institution organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000,; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of the Lender, (ii) a Subsidiary of a Person of which the Lender is a Subsidiary, or (iii) a Person of which the Lender is a Subsidiary; and (d) a special purpose vehicle (e.g., corporation, trust, limited partnership) formed to receive certain assets that serve as the basis of a securitization financing or that issues the securities that are backed by the transferred assets.
     “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law.
     “Environmental Laws” means the Resource Conservation and Recovery Act (42 USC § 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 USC § 9601, et seq.), the Hazardous Materials Transportation Act (49 USC § 1802, et seq.), the Toxic Substances Control Act (15 USC § 2601, et seq.), the Clean Air Act (42 USC § 7401, et seq.), the Refuse Act (33 USC § 407, et seq.), the National Environmental Policy Act (42 USC § 4231, et seq.), the Indoor Radon Abatement Act (P.L. 100-551), the Safe Drinking Water Act (42 USC § 300[f], et seq.), the Clean Water Act (33 USC § 1251, et seq.), the regulations promulgated pursuant thereto and any other law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority relating to environmental matters.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) and which is subject to ERISA.
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Event of Default” means any of the events or circumstances specified in Section 9.01.
     “Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.
     “FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.
     “FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guarantor” means Parent and any Acquired Subsidiary.
     “Guaranty” of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or otherwise assures any creditor of such other Person against loss.
     “Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”
     “Hazardous Substance” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under, any Environmental Law (including without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

     “Indebtedness” shall mean, with respect to any Person, without duplication, all obligations of such Person which in accordance with GAAP would be classified on a consolidated balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property, (b) obligations secured by any Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement or incurred as financing with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such property, (d) Capitalized Rentals and (e) Guaranties of obligations of others of the character referred to in this definition; provided that “Indebtedness” shall in any event exclude (i) any unfunded obligations of the Borrower with respect to its retirement benefit plans, and (ii) any trade payables and expense accruals incurred in the ordinary course of the business.
     “Indemnified Liabilities” has the meaning specified in Section 10.05.
     “Indemnified Person” has the meaning specified in Section 10.05.
     “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
     “Interest Payment Date” means, (i) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, except, in the case of an Interest Period of six (6) months, interest shall be due and payable on the day numerically corresponding to three months from the commencement of such Interest Period (or on the next succeeding Business Day if such date is not a Business Day) and thereafter on the last day of such Interest Period, (ii) as to any Base Rate Loan, the last Business Day of each calendar quarter, (iii) as to any Loan the date of any prepayment (in accordance with this Agreement, by stated maturity, acceleration or otherwise), and (iv) as to any Loan the Termination Date.
     “Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation;
     provided that:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
     (ii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period for any Loan shall extend beyond the Termination Date.
     “Investments” shall mean all investments, in cash or by delivery of property, made directly or indirectly in or on behalf of any Person, whether by acquisition of shares of capital stock, Indebtedness or Securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business of the Borrower and its Subsidiaries.
     “IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.
     “Joint Venture” means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of their Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.
     “Lender” means LaSalle Bank National Association, a national banking association.
     “LIBOR” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Lender in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for eurocurrency funding or liabilities as defined in Regulation D of the FRB (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by the Lender in its sole and absolute discretion. The Lender’s determination of LIBOR shall be conclusive, absent manifest error.
     “LIBOR Loan” means a Loan that bears interest at a rate based upon LIBOR.
     “Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, charge or deposit arrangement, conditional sale, lien (statutory or other) or trust receipt or a lease, consignment or bailment for security purposes, interest of a lessor under a capital lease or any financing lease having similar economic effect as any of the foregoing. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Borrower or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.
     “Loan” means an extension of credit in the form of a loan by Lender to the Borrower under Article II, and may be a Base Rate Loan or a LIBOR Loan (each, a “Type” of Loan).
     “Loan Documents” means this Agreement, the Note, each Guaranty entered into by Guarantor or any present or future Subsidiary or Affiliate of the Borrower and all other documents delivered to the Lender in connection with the transactions contemplated by this Agreement.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower, the Guarantor and their respective Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or the Guarantor to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.
     “Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
     “Net Debt” means, in respect of any Person on a consolidated basis, Debt less the sum of cash and Investments described in Sections 7.03(c)-(i).
     “Note” means the promissory note of the Borrower payable to the order Lender substantially in the form of Exhibit B attached hereto (as such promissory note may be amended, endorsed, or otherwise modified from time to time), evidencing the Indebtedness of the Borrower to the Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof; “Notes” means collectively all such promissory notes.
     “Notice of Borrowing” means a notice in substantially the form of Exhibit E.
     “Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit F.

     “Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to the Lender or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.
     “Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof), powers of attorney or other analogous action of such corporation.
     “Parent” means Telvent GIT, S.A., a company organized under the laws of Spain.
     “Participant” has the meaning specified in Subsection 10.08(d).
     “PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
     “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.
     “Permitted Acquisition” shall mean an Acquisition directly funded with the proceeds of one or more Loans as reasonably determined by the Borrower that satisfies each of the following conditions:
     (a) the assets so acquired are employed, or, if such Acquisition is structured as a purchase of Securities, the Person so acquired presently conducts its business, in the same industry or a related industry, or in the same or related lines of business now conducted by the Parent and its Subsidiaries;
     (b) at the time of such Acquisition, no Event of Default exists or would be caused by the consummation thereof;
     (c) the Borrower shall have furnished to the Lender pro forma financial statements demonstrating that after giving effect to such Acquisition, on a pro forma basis, as of and recomputed for the most recently ended fiscal quarter prior to the consummation of such Acquisition, the Parent shall remain in compliance with the financial covenants set forth in Sections 8.01 and 8.02 hereto the completeness and accuracy of which shall be certified by a Responsible Officer;
     (d) the Acquired Subsidiary shall have positive EBITDA for the twelve months ended on the date of the Acquisition;

     (e) the Borrower shall contribute equity from its own funds toward the financing of the Permitted Acquisition in an amount equal to at least 30% of the aggregate consideration payable by the Borrower and its Subsidiaries in relation to such Permitted Acquisition;
     (f) after giving effect to such Acquisition, the assets so acquired or the Person so acquired, as the case may be, will be owned directly by the Borrower or a Wholly-owned Subsidiary of the Borrower; and
     (g) the Acquired Subsidiary shall enter into a Guaranty in favor of the Lender in respect of the Loans at the time of such Acquisition.
     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under Swap Contracts with the Lender, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks of interest rate fluctuations.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock Borrower, trust, unincorporated association, joint venture or Governmental Authority.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.
     “Pricing Schedule” means the Pricing Schedule attached hereto and identified as such Exhibit A.
     “Purchase Money Liens” shall mean Liens given to secure the payment of (a) the purchase price of capital stock of any Subsidiary or (b) the purchase price or cost incurred in connection with the acquisition or construction of fixed assets useful and intended to be used in carrying on the business of the Borrower or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Borrower or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition.
     “Rentals” shall mean and include, as of any date, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     “Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
     “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
     “Responsible Officer” means the chief executive officer or the president of the Borrower or the Guarantor, a senior vice president, chief financial officer, general counsel or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, vice president of finance or the treasurer of the Borrower or Guarantor, or any other officer having substantially the same authority and responsibility.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Security” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.
     “Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Illinois Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
     “Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrower owns directly or indirectly more than fifty percent (50%) of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (b) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such entity, if a trust, association or other unincorporated organization.
     “Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     “Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender).
     “Termination Date” means May 1, 2007.
     “Type” has the meaning specified in the definition of “Loan”.
     “Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” each means the United States of America.
     “Value” means, with respect to any Inventory or other goods, the Borrower’s cost thereof calculated on a first-in, first-out basis in accordance with GAAP; deductions and other adjustments that the Borrower has historically made from the value of Inventory as set forth on the Borrower’s balance sheet to determine the value of Inventory per the Borrower’s perpetual inventory system (including, without limitation, deductions and other adjustments relating to freight-in charges, capitalization charges, staged inventory, inventory in transit and raw materials inventory) shall continue to be made in determining the Value of Inventory.
     “Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors of a corporation or managers of a limited liability company (or Persons performing similar functions).
     “Wholly-Owned Subsidiary” shall mean any Subsidiary of which or in which the Borrower owns directly or indirectly 100% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation (except shares required as directors’ or other qualifying shares), (b) the management authority and capital interest or profits interest of such Persons, if it is a partnership, limited partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Persons, if it is a trust, association or other unincorporated organization.
     1.02 Other Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
     (1) The term “including” is not limiting and means “including without limitation.”
     (2) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
     (3) The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.
     (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
     (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
     (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its sole discretion.”
     (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Lender, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

     1.03 Accounting Principles.
     (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.
     (b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.
ARTICLE II
THE CREDIT
     2.01 Amounts and Term of Commitment. The Lender agrees, on the terms and conditions set forth herein, to make Loans to the Borrower in an amount not in excess of Twenty Million Dollars ($20,000,000) from time to time on any Business Day during the period from the Closing Date to the Termination Date (such amount, as the same may be reduced under Section 2.05 hereof, the “Commitment”); provided, however, that, after giving effect to any Borrowing under this Article II, the sum of the outstanding principal amount of all Loans shall not at any time exceed the Commitment. Borrower may not re-borrow any amount lent under this section.
     2.02 Notes. The Loans shall be evidenced by a Note payable to the order of the Lender in a maximum principal amount equal to the Lender’s Commitment. The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to such Note (or on any continuation of such grid) or otherwise in the Lender’s records, and hereby authorizes the Lender to make (or cause to be made) appropriate notations in the Lender’s records, which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower hereunder or under such Note.
     2.03 Procedure for Borrowing.
     (a) The Borrowing of Loans shall be made upon the Borrower’s irrevocable written notice delivered to the Lender in the form of a Notice of Borrowing (which notice must be received by the Lender prior to 12:00 noon (Chicago, Illinois time) (i) two Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; and (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:
     (b) The amount of the Borrowing, which shall be in a minimum amount of $100,000 or any multiple of $100,000 in excess thereof in the case of Base Rate Loans, and in a minimum amount of $500,000 or any multiple of $100,000 in excess thereof in the case of LIBOR Loans;
          (1) The requested Borrowing Date, which shall be a Business Day;
          (2) Whether the Loan is to be a LIBOR Loan or a Base Rate Loan;

          (3) With respect to LIBOR Loans, the duration of the Interest Period applicable to the Loan included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for a LIBOR Loan, such Interest Period shall be three months;
provided, however, that with respect to a Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Lender not later than 10:00 a.m. (Chicago, Illinois time) two Business Days before the Closing Date if such Loans are to be LIBOR Loans and not later than 10:00 a.m. (Chicago, Illinois time) on the Closing Date if such Loans are to be Base Rate Loans.
     (c) In lieu of delivering the above-described Notice of Borrowing, the Borrower may give the Lender telephonic notice by the required time of any proposed Borrowing as set forth in subsection (a) above, provided that such telephonic notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to the Lender on or before the applicable Borrowing Date.
     (d) The proceeds of all Loans will be made available to the Borrower by the Lender by crediting the account of the Borrower on the books of the Lender with the aggregate of the amounts made available to the Lender by the Lender, or by wire transfer in accordance with written instructions provided to the Lender by the Borrower.
     (e) After giving effect to any Borrowing, unless the Lender shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.
     2.04 Conversion and Continuation Elections.
     (a) The Borrower may, upon irrevocable written notice to the Lender in accordance with Subsection 2.04(b):
          (1) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Loans (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $100,000 in excess thereof) into Loans of the other Type; or
          (2) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $100,000 in excess thereof);
provided, that if at any time the aggregate amount of LIBOR Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such LIBOR Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, LIBOR Loans shall terminate.
     (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Lender not later than 10:00 a.m. (Chicago, Illinois time) at least (i) two Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:
               (A) The proposed Conversion/Continuation Date;

               (B) The aggregate amount of Loans to be converted or continued;
               (C) The Type of Loans resulting from the proposed conversion or continuation; and
               (D) With respect to conversions into LIBOR Loans, the duration of the requested Interest Period.
In lieu of delivering the above-described Notice of Conversion/Continuation, the Borrower may give the Lender telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.04(b), provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Lender on or before the proposed conversion/continuation date.
     (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.
     (d) Unless the Lender otherwise consents, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Loan.
     (e) After giving effect to any conversion or continuation of Loans, unless the Lender shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.
     2.05 Reserved.
     2.06 Optional Prepayments. At the election of Borrower:
     (a) Subject to Section 3.03, the Borrower may, at any time or from time to time upon One Business Day’s written notice to the Lender, ratably prepay any Base Rate Loan in whole or in part, in minimum amounts of $500,000 or any multiple of $500,000 in excess thereof.
     (b) Subject to Section 3.03, the Borrower may, at any time or from time to time upon three Business Day’s notice written notice to the Lender, ratably prepay any LIBOR Loan in whole or in part, in minimum amounts of $1,000,000 or any multiple of $500,000 in excess thereof.
     2.07 Repayment. The Borrower jointly and severally shall repay to the Lender in full on the Termination Date (unless prepaid or repayable sooner by acceleration or as otherwise set forth herein) the aggregate principal amount of Loans outstanding on such date.
     2.08 Interest.
     (a) The Loans shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to LIBOR or the Base Rate, as the case may be (and subject to the Borrower’s right to convert to other Types of Loans under Section 2.04), in each case plus the Applicable Margin set forth under the appropriate headings on the Pricing Schedule.

     (b) Interest on the Loans shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Lender.
     (c) Notwithstanding subsection (a) above, after the occurrence of an Event of Default, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum equal to the Base Rate, plus the Applicable Margin, plus 2%.
     (d) If all or a portion of (i) any interest payable pursuant to subsection (a) of this Section or (ii) any fee payable pursuant to Section 2.09 or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Base Rate, plus the Applicable Margin, plus 2%.
     (e) Anything herein to the contrary notwithstanding, the obligations of the Borrower to the Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Lender would be contrary to the provisions of any law applicable to the Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Lender, and in such event the Borrower shall pay the Lender interest at the highest rate permitted by applicable law.
     2.09 Closing Fee.
     The Borrower shall pay to the Lender a closing fee equal to one tenth of one percent (.1%) of the Commitment, payable on the Closing Date.
     2.10 Computation of Fees and Interest.
     (a) All computations of interest with respect to LIBOR Loans shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest with respect to Base Rate Loans shall be made on the basis of a 365/366-day year, as applicable. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
     (b) Each determination of an interest rate by the Lender shall be conclusive and binding on the Borrower and the Lender in the absence of manifest error.
     2.11 Payments by the Borrower.
     (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Lender for the account of the Lender at the address designated by Lender from time to time, and shall be made in dollars and in immediately available funds, no later than 12:00 noon (Chicago, Illinois time) on the date specified herein. Any payment received by the Lender later than 12:00 noon (Chicago, Illinois time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
     (c) Unless the Lender receives notice from the Borrower prior to the date on which any payment is due to the Lender that the Borrower will not make such payment in full as and when required, the Lender may assume that the Borrower has made such payment in full to the Lender on such date in immediately available funds.
ARTICLE III
YIELD PROTECTION AND ILLEGALITY
     3.01 Illegality.
     (a) If the Lender determines in its reasonable judgment that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Lender to make LIBOR Loans, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make LIBOR Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.
     (b) If the Lender determines in its reasonable judgment that it is unlawful to maintain any LIBOR Loan, the Borrower shall, upon its receipt of notice of such fact and demand from the Lender, prepay in full such LIBOR Loans then outstanding, together with interest accrued thereon and amounts required under Section 3.03, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loan. If the Borrower is required to so prepay any LIBOR Loan, then concurrently with such prepayment, the Borrower shall borrow from the Lender, in the amount of such repayment, a Base Rate Loan.
     3.02 Increased Costs and Reduction of Return.
     (a) If the Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR or in respect of the assessment rate payable by the Lender to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by the Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any LIBOR Loans, then the Borrower shall be liable for, and shall from time to time, upon demand, pay to the Lender, additional amounts as are sufficient to compensate the Lender for such increased costs, provided, however, that the Lender shall be entitled to recover only such costs incurred on and after the time at which the Lender has given notice in reasonable detail of such costs.
     (b) If the Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy and the Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of making or maintaining its Commitment or the Loans, credits or obligations under this Agreement, then, upon demand of the Lender to the Borrower, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; provided, however, that the Lender shall be entitled to recover only such costs incurred on and after the time at which the Lender has given notice in reasonable detail of such costs; provided, further, however, in determining such additional amounts sufficient to compensate the Lender for such increase, the Lender shall exclude therefrom any such additional amounts that are reflected in and allocable to an increase, if any, in the Base Rate.
     3.03 Funding Losses. The Borrower shall reimburse the Lender and hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:
     (a) The failure of the Borrower to make on a timely basis any payment of principal of any LIBOR Loan;
     (b) The failure of the Borrower to borrow or continue a LIBOR Loan or to convert a Loan to a LIBOR Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;
     (c) The prepayment (including pursuant to Section 2.06 or Section 2.07) or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the relevant Interest Period; or
     (d) The automatic conversion under Section 2.04 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lender under this Section and under Subsection 3.02(a), each LIBOR Loan made by Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.
     3.04 Inability to Determine Rates. If the Lender in its reasonable judgment determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR applicable pursuant to Subsection 2.08(a) for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain LIBOR Loans hereunder shall be suspended until the Lender revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of

Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Lender shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.
     3.05 Reserves on LIBOR Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior written notice of such additional interest from the Lender; provided, further that the Lender shall be entitled to recover only such costs incurred on and after the time at which the Lender has given notice in reasonable detail of such costs for recovery of such additional costs. Once Lender has given the requisite initial notice, if Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.
     3.06 Certificates of Lender. A claim by the Lender for reimbursement or compensation under this Article III shall be accompanied by delivery to the Borrower of a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
     3.07 Survival. The agreements and obligations of the Borrower in this Article III shall survive the payment of all other Obligations.
ARTICLE IV
CONDITIONS PRECEDENT
     4.01 Conditions of Initial Loans. The obligation of the Lender to make and continue its initial Credit Extension hereunder is subject to the condition that the Lender shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Lender, and in sufficient copies for the Lender:
     (a) Credit Agreement and Note. This Agreement executed by each party thereto and the Note executed by the Borrower;
     (b) Guaranty. The fully executed Guaranty of the Guarantor.
     (c) Resolutions; Incumbency.
     (1) Copies of the resolutions, powers of attorney or other analogous action of the board of directors, members or other governing body of the Borrower and the Guarantor authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary, Assistant Secretary or other analogous official of the Borrower and the Guarantor, respectively; and
     (2) A certificate of the Secretary , Assistant Secretary or other analogous official of the Borrower and the Guarantor, certifying the names and true signatures of the officers or other persons of the Borrower and the Guarantor authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;
     (d) Organization Documents; Good Standing. Each of the following documents:
     (1) The articles or certificate of incorporation or certificate of formation or other constitutive documents and the bylaws or limited liability company agreements of the Borrower as in effect on the Closing Date, certified by the Secretary, Assistant Secretary, or other authorized officer or person of the Borrower as of the Closing Date; and
     (2) A good standing certificate for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation as of a recent date;
     (e) Legal Opinions. The opinions of Jones Day, counsel to the Borrower and Jones Day, counsel to the Guarantor addressed to the Lender, substantially in the form of Exhibits G and H hereto;
     (f) Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date.
     (g) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:
     (1) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date; and
     (2) no Default or Event of Default exists or would result from the disbursement of the initial Credit Extensions; and
     (3) no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (h) Parent’s Financial Statements. Copies of the most recent quarterly financial statements of the Parent and its Subsidiaries in form and content referred to in Section 6.07.
     (i) Other Documents. Such other approvals, opinions, documents, financial statements or materials as the Lender may reasonably request.
     4.02 Conditions to All Credit Extensions. The obligation of the Lender to make any Loan to be made by it (including the initial Loan) or to continue or convert any Loan under Section 2.04 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:
     (a) Notice of Borrowing or Conversion/Continuation. The Lender shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable signed by a Responsible Officer;

     (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);
     (c) No Existing Default. No Default or Event of Default shall exist or shall result from the making of such Borrowing or its continuation or conversion; and
Each Notice of Borrowing and Notice of Conversion/Continuation, submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in this Section 4.02 are satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Lender that:
     5.01 Enterprise Existence and Power. The Borrower and Guarantor and each of their Subsidiaries:
     (a) Is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
     (b) Has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets and carry on its business, except to the extent that the failure to have such licenses, authorizations, consents or approvals to own its assets or carry on its business could not reasonably be expected to have a Material Adverse Effect and (ii) to execute, deliver, and perform its obligations under the Loan Documents;
     (c) Is duly qualified as a foreign corporation or foreign company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license except to the extent that the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect; and
     (d) Is in compliance with all Requirements of Law except to the extent that the failure to comply with any Requirement of Law could not reasonably be expected to have a Material Adverse Effect;
     5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, Guarantor of the Guaranty, and each other Loan Document to which the Borrower or Guarantor is party, have been duly authorized by all necessary corporate action, and do not and will not:
     (a) Contravene the terms of any of such party’s Organization Documents;

     (b) Conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower or Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or Guarantor or their property is subject; or
     (c) Violate any Requirement of Law.
     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower, the Guarantor or any of their Subsidiaries of this Agreement, the Guaranty or any other Loan Document.
     5.04 Binding Effect. This Agreement and each other Loan Document to which the Borrower or Guarantor is a party constitute the legal, valid and binding obligations of the Borrower and the Guarantor, enforceable against the Borrower and the Guarantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
     5.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the Borrower’s or Guarantor’s knowledge, after reasonable inquiry, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, the Guarantor or their Subsidiaries or any of their respective properties which:
     (a) Purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
     (b) If determined adversely to the Borrower, Guarantor or their Subsidiaries would reasonably be expected to have a Material Adverse Effect.
     5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower or Guarantor. As of the Closing Date, neither the Borrower, the Guarantor nor any of their Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Subsection 9.01(c) or (d).
     5.07 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law except to the extent noncompliance would not reasonably be anticipated to result in a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower and Guarantor, nothing has occurred which would cause the loss of such qualification. The Borrower, the Guarantor and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the Borrower’s or Guarantor’s knowledge, after reasonable inquiry, threatened claims, actions or lawsuits, or action by any Governmental Authority,

with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower, the Guarantor, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower, the Guarantor, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower, the Guarantor, nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA except in each case to the extent any noncompliance would not reasonably be anticipated to result in a Material Adverse Effect.
     5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by this Agreement. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
     5.09 Title to Properties. The Borrower and each of the Borrower’s Subsidiaries and Affiliates have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and their Subsidiaries and Affiliates is subject to no Liens, other than liens permitted herein.
     5.10 Taxes. The Borrower, the Guarantor and their Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower, the Guarantor or any Subsidiary that would, if made, have a Material Adverse Effect.
     5.11 Financial Condition.
     (a) The audited consolidated financial statements of the Parent and its consolidated Subsidiaries dated December 31, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date:
     (1) Were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;
     (2) Fairly present the financial condition of the Parent and its consolidated Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

     (3) Show all material indebtedness and other liabilities, direct or contingent, of the Parent and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.
     (b) Since September 30, 2005 there has been no Material Adverse Effect other than with respect to the financial performance of the Parent as set forth on the internally-prepared financial statements for fiscal year 2005 delivered to the Lender, and the audit of the Parent’s financial statements for fiscal year 2005 will not show any significant change in the financial status or performance of the Parent from the information set forth on the Parent-prepared financial statements for fiscal year 2005 delivered to the Lender.
     5.12 Environmental Matters.
     (a) Except as set forth on Schedule 5.12, the on-going operations of the Borrower and each of their Subsidiaries and Affiliates comply in all respects with all Environmental Laws, except where such non-compliance which would not (if enforced in accordance with applicable law) have a Material Adverse Effect.
     (b) The Borrower and each of their Subsidiaries and Affiliates have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of their Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where such non-compliance which would not (if enforced in accordance with applicable law) have a Material Adverse Effect.
     (c) None of the Borrower, any of their Subsidiaries or Affiliates or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance except (i) as may be disclosed in the environmental reports provided to the Lender prior to the Closing Date or (ii) for any such orders, agreements or proceedings the effect of which would not reasonably be anticipated to result in a Material Adverse Effect.
     (d) Neither the Borrower, any of their Subsidiaries or Affiliates nor any other Person within the Borrower’s knowledge, based upon reasonable investigation, has ever caused or permitted any Hazardous Substances in any quantity that violates any Environmental Law to be treated, stored or disposed of on, under or at the Borrower’s present properties or any part thereof, or to the Borrower’s best knowledge after due inquiry neither the Borrower’s present properties nor any part thereof has ever been used as a Hazardous Substances treatment, storage or disposal site in violation of any Environmental Law other than violations that would not reasonably be anticipated to result in a Material Adverse Effect.
     5.13 Regulated Entities. None of the Borrower, any Person controlling the Borrower, the Guarantor, any Person controlling the Guarantor, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Borrower Act of 1940. Neither the Borrower or the Guarantor is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     5.14 No Burdensome Restrictions. Neither the Borrower, the Guarantor nor any of their Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.
     5.15 Subsidiaries and Affiliates. The Borrower (a) has no Subsidiaries or Affiliates other than those specifically disclosed in part (a) of Schedule 5.15 hereto or otherwise disclosed to the Lender in writing and (b) has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.15 or otherwise disclosed to the Lender in writing, the loss of which could reasonably be expected to result in a Material Adverse Effect.
     5.16 Insurance. The properties of the Borrower and their Subsidiaries and Affiliates are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.
     5.17 Solvency. The Borrower, Guarantor, and each of their Subsidiaries are Solvent.
     5.18 Swap Obligations. Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Borrower has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.
     5.19 Tax Shelter Registration. Except as may be disclosed after the Closing Date in accordance with Section 6.08, neither the Company nor any of its Subsidiaries intends to treat any of the transactions contemplated by any Loan Document as being a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4.
     5.20 Full Disclosure. None of the representations or warranties made by the Borrower or the Guarantor in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the materials delivered by or on behalf of the Borrower to the Lender prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered except misstatements and omissions that would not reasonably be anticipated to result in a Material Adverse Effect.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as the Lender shall have any Commitment to make Loans hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Lender waives compliance in writing:
     6.01 Corporate Existence, Etc. The Borrower will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, except for any such licenses and permits the absence of which, individually or in the aggregate, would not have a Material Adverse Effect; provided, however, that the foregoing shall not prevent any transaction permitted by Section 7.04.
     6.02 Insurance. The Borrower will maintain or cause to be maintained, and will cause each Subsidiary to maintain or cause to be maintained, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties; provided that the Borrower and its Subsidiaries may self-insure risks (a) in the manner in which the Borrower and its Subsidiaries self-insure such risks on the Closing Date or (b) otherwise in a manner consistent with prudent industry practice in the jurisdictions in which the Borrower or such Subsidiaries conduct their respective operations.
     6.03 Taxes, Claims for Labor and Materials, Compliance with Laws. The Borrower will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Borrower or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Borrower or such Subsidiary (all such taxes, assessments, charges, levies, accounts payable and claims being hereinafter referred to collectively as the “Claims”); provided, however, that the Borrower or such Subsidiary shall not be required to pay any such Claim if either:
     (a) (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Borrower or such Subsidiary or any material interference with the use thereof by the Borrower or such Subsidiary, and (ii) the Borrower or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto and consistent with applicable GAAP; or
     (b) the failure to pay and discharge such Claim would not have a Material Adverse Effect.
The Borrower will comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which would have a Material Adverse Effect or would result in any Lien not permitted under Section 7.02.
     6.04 Maintenance, Etc. The Borrower will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained, except for the maintenance, preservation and keeping of such properties which would not, individually or in the aggregate, have a Material Adverse Effect.

     6.05 Nature of Business. Except for new businesses acquired through Permitted Acquisitions, neither the Borrower nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the date of this Agreement.
     6.06 ERISA Liabilities; Employee Plans. The Borrower shall (a) not, and will not permit any Subsidiary to, withdraw from any Multiemployer Plan or permit any Plan maintained by it to be terminated if such withdrawal or termination would result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Borrower or any Subsidiary pursuant to Section 4068 of ERISA; (b) make contributions to all of its Employee Plans in a timely manner and in a sufficient amount to comply with the applicable standards of ERISA, including any applicable minimum funding standards of ERISA; (c) comply with all material requirements of ERISA which relate to such Employee Plans; (d) notify the Lender immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA); and (e) amend any Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986, as amended, to the extent necessary to keep the Plan qualified, and to cause the Plan to be administered and operated in a manner that does not cause the Plan to lose its qualified status.
     6.07 Reports and Rights of Inspection. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Borrower or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Lender pursuant to this Section 6.07 and concurred with by the independent public accountants referred to in Section 6.07(b) hereof), and will furnish to the Lender:
     (a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:
          (1) consolidated balance sheets of the Parent and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,
          (2) consolidated statements of earnings and changes in stockholders’ equity of the Parent and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth, commencing with the quarterly fiscal period of the Guarantor ended December 31, 2005, in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and
          (3) consolidated statements of cash flow of the Parent and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth, commencing with the quarterly fiscal period of the Parent ended December 31, 2005, in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Parent;
     (b) Annual Statements of the Parent and its Subsidiaries. As soon as available and in any event within 120 days after the close of each fiscal year of the Parent, copies of:
          (1) consolidated balance sheets of the Parent and its Subsidiaries as of the close of such fiscal year, and
          (2) consolidated statements of earnings and changes in stockholders’ equity and the consolidated statement of cash flow of the Parent and its Subsidiaries for such fiscal year, in each case setting forth, commencing with the financial statements for the fiscal year of the Parent ended December 31, 2005, in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Parent to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flow for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances, provided that such consolidating statements may be furnished covering each Subsidiary or groups of Subsidiaries in accordance with the practice of the Parent at the time of preparation of such consolidating statements for any such fiscal year;
     (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Borrower and any management letter pertaining to the Borrower from such accountants;
     (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notices or proxy statement sent by the Borrower to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any material orders in any proceedings to which the Borrower or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Borrower or any such Subsidiaries and which order could reasonably be expected to have a Material Adverse Effect;
     (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan if such termination might result in the imposition of a Lien on any Property of the Borrower or any Subsidiary; (iii) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Multiemployer Plan; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan which could have a Material Adverse Effect; (v) the taking of any action, or the threatening of the taking of any action, of which the Chief Financial Officer or the General

Counsel of the Borrower has knowledge of, by the Internal Revenue Service, the Department of Labor or the PBGC, with respect to any of the foregoing or (vi) any of the equivalent actions known by the Chief Financial Officer or General Counsel of the Borrower to have occurred, or notices relating to such equivalent actions received by the Chief Financial Officer or General Counsel of the Borrower with respect to any Foreign Employee Plan;
     (f) Officer’s Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate (each, a “Compliance Certificate”) of an authorized financial officer of the Borrower stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Borrower was in compliance with the requirements of Section 8 at the end of the period covered by the financial statements then being furnished, (ii) to the best of such officer’s knowledge whether there existed as of the date of such financial statements and whether there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto and (iii) to the best of such officer’s knowledge, whether any representation or warranty contained in Article 5 is untrue in any material respect either as of the date of such certificate or, to the extent any such representation and warranty expressly refers or relates to an earlier date, as of such earlier date, due to an event, condition, or circumstance that will prevent the Borrower from performing its Obligations or will cause the Borrower to be unable to satisfy either of the covenants set forth in Sections 8.01 and 8.02;
     (g) Notice of Default. Within five (5) Business Days after a Responsible Officer or general counsel of the Borrower obtains knowledge thereof, a notice of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default.
     (h) Requested Information. With reasonable promptness, such other data and information as the Lender may reasonably request.
     (i) Inspections. The Borrower will permit the Lender (or such Persons as the Lender may designate), to visit and inspect, under the Borrower’s guidance, any of the properties of the Borrower or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss with the Lender the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Borrower shall not be required to pay or reimburse the Lender or any such Persons which the Lender so designates for expenses which the Lender (or any such Person) may incur in connection with any such visitation or inspection, except that if such visitation or inspection is made during any period when a Default or an Event of Default shall have occurred and be continuing, the Borrower agrees to reimburse the Lender for all such reasonable expenses promptly upon demand.
     6.08 Tax Shelter Registration. The Borrower shall promptly notify Lender of any action (or the intention to take an action) inconsistent with the representation in Section 5.19. If the Borrower so notifies the Lender, the Borrower acknowledges and agrees that the Lender may treat the transactions contemplated hereby (or any single transaction contemplated hereby) as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Lender may maintain the lists and other regulations required by such Treasury Regulation. To the extent the Lender determines to maintain such list, the Borrower shall cooperate with the Lender in obtaining the information required under such Treasury Regulation.
     6.09 Anti-Terrorism Law.
     (a) Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including the regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) and Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
     (b) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates, brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:
     (1) a Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;
     (2) a Person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;
     (3) a Person or entity with which any lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or the OFAC regulations; or
     (5) a Person or entity that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication of such list.
     (c) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates, brokers or other agents acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or the OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     (d) If requested by the Lender, the Borrower or any of its Subsidiaries or Affiliates will provide any information required by Section 326 of the USA PATRIOT Act or necessary for the Lender to verify the identity of the Borrower or its Subsidiaries as required by Section 326 of the USA PATRIOT Act.

     6.10 Rank of Obligations Hereunder. The Borrower will take all actions required or advisable to maintain the ranking of its obligations under this Agreement at all times at least pari passu with its other unsecured and unsubordinated Indebtedness.
ARTICLE VII
NEGATIVE COVENANTS
     So long as the Lender shall have any Commitment to make Loans hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Lender waives compliance in writing:
     7.01 Limitations on Debt. The Borrower will not, and will not permit any Subsidiary to, create, assume or incur any Debt, except:
     (a) Debt incurred pursuant to this Agreement and the Guaranty;
     (b) any renewals and extensions of Debt which is described in Section 7.01(a) and Section 7.01(b) and any Debt the proceeds of which are used to refund or refinance any such Debt, provided that (1) the principal amount of any such refinancing Indebtedness (as determined as of the date of the incurrence of such refinancing Debt in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of (A) any contractually stated call and/or redemption premium, if any, and (B) any transaction fees, in each case, paid in connection with the refinancing of such outstanding Indebtedness and (2) the obligor(s) with respect to such refinancing Debt are the same Persons which are obligors with respect to the Indebtedness refinanced thereby or would be permitted to incur the Debt on such date pursuant to another clause of this Section 7.01;
     (c) unsecured Debt of the Borrower and its Subsidiaries, and Debt of the Borrower and its Subsidiaries secured by Liens permitted by Section 7.02(e);
     (d) Debt of the Borrower to a Subsidiary or to the Parent or of a Subsidiary to the Borrower or to the Parent or to another Subsidiary;
     (e) Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business; and
     (f) Unsecured Debt of the Borrower for deferred payments payable under share purchase, asset purchase, merger or other agreements, in each case constituting a Permitted Acquisition.
     7.02 Limitation on Liens. The Borrower will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, unless the principal of, and interest on, the Note shall be validly secured, equally and ratably, with any obligation of the Borrower or such Subsidiary so secured, except:

     (a) Liens for taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by Section 6.03.
     (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;
     (c) Liens incidental to the conduct of business or the ownership of properties and assets (including without limitation, Liens in connection with workers’ compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ Liens and statutory landlords’ Liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;
     (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower and its Subsidiaries; and
     (e) Purchase Money Liens incurred after the Closing Date, provided that (i) the Purchase Money Lien shall attach solely to the capital stock or fixed assets acquired, purchased or constructed, (ii) at the time of purchase of such capital stock or acquisition or construction of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Purchase Money Liens thereon, whether or not assumed by the Borrower or a Subsidiary, shall not exceed an amount equal to 100% of the fair market value at the time of purchase, acquisition or construction of such capital stock or fixed assets (as determined in good faith by the Board of Directors of the Borrower or such Subsidiary, as the case may be), (iii) such Purchase Money Lien is created contemporaneously with, or within 120 days after, such purchase, acquisition or the completion of such construction; and (iv) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 7.01.
     7.03 Permitted Investments. The Borrower will not, and will not permit any Subsidiary to, make any Investments, other than (any reference to a rating by a rating agency shall include any foreign local equivalents thereof):
     (a) Any Investments existing on the Closing Date and listed on Schedule 7.03 attached hereto;
     (b) Investments by the Borrower and its Subsidiaries in and to Subsidiaries or Affiliates, including any Investment in any Person which, after giving effect to such Investment, will become a Subsidiary or Affiliate, and Investments which constitute Acquisitions;

     (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Borrower or any Subsidiary, is rated at least “A-1” by Standard & Poor’s Corporation (“S&P”) or at least “P-1” by Moody’s Investors Service, Inc. (“Moody’s”);
     (d) Investments in direct obligations maturing in 12 months or less from the date of acquisition thereof of (i) the United States of America, (ii) any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, or (iii) any other sovereign nation whose Funded Debt is rated at least “A+” by S&P or “A-1” by Moody’s or, if unrated by either S&P or Moody’s, then bearing a comparable rating by another credit rating agency of similar standing;
     (e) Investments in certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof, issued by a bank or trust Borrower organized under the laws of the United States or any state thereof or Canada or any province thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 (or its equivalent in Canadian dollars) and whose long-term certificates of deposit are, at the time of acquisition of such certificates of deposit or bankers’ acceptances by the Borrower or a Subsidiary, rated at least “A+” by S&P or at least “A -1” by Moody’s;
     (f) Investments by any Subsidiary having its principal place of business outside the United States and Canada in certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof, issued by a bank or trust Borrower whose short term Indebtedness is rated at least “A-1” by S&P or at least “P-1” by Moody’s or, if unrated by either S&P or Moody’s, then bearing a comparable rating by another major rating agency;
     (g) money market preferred stock maturing within two years from the date of issuance thereof which at the time of acquisition thereof by the Borrower or a Subsidiary is rated at least “A” by S&P or Moody’s;
     (h) variable rate tender option Securities (i) the interest on which is excludable from the gross income of the owner thereof for Federal income tax purposes and (ii) the payment of principal, interest and redemption premium on which is secured by a letter of credit issued by a bank, trust Borrower, or other financial institution, whose letters of credit are rated at least “A+” by S&P or “A-1” by Moody’s;
     (i) Investments in shares of money market mutual funds and any other funds registered under the Investment Company Act of 1940, as amended, whose investment assets are described in any of clauses (b) through (h) above; and
     (j) Investments made within the limitations of Section 7.04.
     For purposes of this Section 7.03, at any time when a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

     7.04 Mergers, Consolidations and Sales of Assets.
     (a) The Borrower will not, and will not permit any Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) sell, lease, transfer or otherwise dispose of all or any substantial part of the assets of the Borrower and its Subsidiaries; provided, however, that:
     (1) any Subsidiary may merge or consolidate with or into the Borrower or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;
     (2) the Borrower may consolidate or merge with any other corporation if (i) the Borrower shall be the surviving or continuing corporation and (ii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and
     (3) any Subsidiary may sell, lease, transfer or otherwise dispose of all or any substantial part of its assets (including, without limitation, pursuant to the dissolution thereof) to the Borrower or any Wholly-owned Subsidiary.
     (b) The Borrower will not permit any Subsidiary to issue or sell any shares of stock of any class (including as “stock” for the purposes of this Section 7.04, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Borrower or a Wholly-owned Subsidiary, except (i) stock options or rights granted to employees and stock issued pursuant thereto, (ii) for the purpose of satisfying regulatory qualifications or requirements, (iii) in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Borrower and/or a Subsidiary whereby the Borrower and/or such Subsidiary maintain their same proportionate interest in such Subsidiary or (iv) any other issuance or sale provided that at the time of such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
     (c) The Borrower will not sell, transfer or otherwise dispose of any shares of stock of any Subsidiary (except for the purpose of satisfying regulatory qualifications or requirements) and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Borrower or a Wholly-owned Subsidiary or for the purpose of satisfying regulatory qualifications or requirements) any shares of stock of any other Subsidiary, unless after giving effect to such sale, transfer, or other disposition, no Default or Event of Default shall have occurred and be continuing.
     7.05 Guaranties. The Borrower will not, and will not permit any Subsidiary to, become or be liable in respect of any guaranty other than in support of the obligations set forth in this Agreement and in respect of Indebtedness permitted by Section 7.01(e) hereto.
     7.06 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate, including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate, except in furtherance of the reasonable business interests of the Borrower or such Subsidiary and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate.

     7.07 Termination of Pension Plans. The Borrower will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any Plan maintained by it to be terminated if such withdrawal or termination will result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any Property of the Borrower or any Subsidiary pursuant to Section 4068 of ERISA.
     7.08 Reserved.
     7.09 Use of Proceeds. Neither the Borrower nor any of its Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans for any purpose other than Permitted Acquisitions.
ARTICLE VIII
FINANCIAL COVENANTS
     So long as the Lender shall have any Commitment to make Loans hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Lender shall waive compliance in writing:
     8.01 Leverage. As of the end of each Computation Period, the Parent’s ratio (expressed as a percentage) of consolidated Net Debt to consolidated EBITDA shall not exceed 3.25 to 1.0.
     8.02 Interest Coverage. As of the end of each Computation Period in respect of the Parent, the quotient of consolidated EBITDA to consolidated interest expense computed under GAAP in respect of such period shall equal at least 3.0 to 1.0.
ARTICLE IX
ARTICLE X EVENTS OF DEFAULT
     9.01 Event of Default. Any of the following shall constitute an “Event of Default”:
     (a) Nonpayment of Obligations. Any principal due and owing under this Agreement, the Guaranty of the Guarantor or on the Note is not paid when due on the Maturity Date or any interest due and owing under this Agreement is not paid within four (4) Banking Days after notice of default in payment by the Lender to Borrower specifying such default and requiring the Borrower to put an end to same immediately or, in the case of any of the other Obligations under this Agreement or any Loan Document, whether by its terms or as otherwise provided herein or therein, on any other date is not paid within ten (10) days after notice of default in payment by the Lender specifying such default and requiring the Borrower to put an end to same immediately.
     (b) Other Payment Default. Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Debt (other than the Loans and the Note) in an amount individually or collectively in excess of $200,000 of the Borrower, Guarantor or any Subsidiary and such default shall continue beyond the period of grace, if any, allowed with respect thereto.
     (c) Cross Default. Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Debt in an amount individually or collectively in excess of $200,000 of the Borrower, Guarantor or any Subsidiary may be issued (other than the Loans and the Note) and the holder of such Debt of the Borrower, Guarantor or any Subsidiary outstanding thereunder shall have the right to declare such Debt due and payable on account of such default or event.
     (d) Default of Other Covenants. Default shall occur in the observance or performance of Sections 6.01, 6.02, 6.03, 6.04, 6.07 and 6.08 of this Agreement and such default continues unremedied for Fifteen (15) Banking Days after notice of such default by the Lender to the Borrower specifying such default and requiring the Borrower to put an end to same or immediately upon default of any other provision of this Agreement or any other Loan Document.
     (e) Representations and Warranties. Any written representation or warranty made by the Borrower herein or by Guarantor, or made by the Borrower in any written statement or certificate furnished by the Borrower in connection with the consummation of the issuance and delivery of the Note or furnished by the Borrower pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof.
     (f) Judgment. Final judgment or judgments for the payment of money (i) aggregating in excess of $200,000 is or are outstanding against the Borrower, Guarantor or any Subsidiary for a period of sixty (60) days or against any Property of either or (ii) any one or more of such judgments aggregating at least $100,000 have remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise.
     (g) Involuntary Bankruptcy. A decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Borrower or Guarantor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Borrower or Guarantor under any applicable bankruptcy laws, or any other similar applicable law, and such decree or order shall have continued undischarged or unstayed for a period of 60 days from its date of entry or such petition shall remain undischarged for a period of 60 days from the date of filing thereof; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Borrower or Guarantor or of a substantial part of its Property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or any substantial part of the Property of the Borrower or Guarantor shall be sequestered or attached and shall not be returned to the possession of the Borrower or the Guarantor or released from such attachment within 60 days thereafter; or
     (h) Insolvency. The Borrower or the Guarantor is generally not paying its debts as they become due or shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the U.S. federal bankruptcy laws, or any other similar applicable law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its Property, or shall make an assignment for the benefit of creditors, or shall voluntarily suspend transaction of its usual business, or corporate action shall be taken by the Borrower or the Guarantor in furtherance of any of the aforesaid purposes.
     (i) Change of Control. Any Change of Control shall occur.

     9.02 Remedies. If any Event of Default occurs, the Lender may:
     (a) Declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (b) Exercise all rights and remedies available to the Lender under the Loan Documents, at equity or under applicable law;
provided, however, that upon the occurrence of any event specified in subsections (g) or (h) of Section 9.01 (in the case of clause subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of the Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.
     9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document, or agreement now existing or hereafter arising.
ARTICLE X
MISCELLANEOUS
     10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     10.02 Notices.
     (a) Except as otherwise expressly permitted by the terms hereof, all notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Borrower or the Lender, to such other address as shall be designated by such party in a written notice to the other party, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Lender.
     (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or X to the Lender shall not be effective until actually received by the Lender at the address specified for the Lender in Schedule 10.02 hereof.
     (c) Any agreement of the Lender herein to receive certain notices by facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Lender to receive written confirmation of any facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in the facsimile notice.
     10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     10.04 Costs and Expenses. The Borrower shall:
     (a) Whether or not the transactions contemplated hereby are consummated, pay or reimburse the Lender within five Business Days after demand for all costs and expenses to the extent such limitations are applicable, incurred by the Lender in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, the Note, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Lender with respect thereto; and
     (b) Pay or reimburse the Lender within five (5) Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).
     10.05 Borrower Indemnification.
     (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, defend and hold the Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.
     (b) At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the reasonable cost and expense of the Borrower. All amounts owing under this Section shall be paid within 30 days after demand. The obligations in this Section shall survive payment of all other Obligations.
     10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Lender or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
     10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.
     10.08 Assignments, Participations, etc.
     (a) The Lender may, with the written consent of the Borrower at all times other than during the existence of an Event of Default, which consent of the Borrower shall not be unreasonably withheld, at any time sell, assign, transfer and delegate to one or more Eligible Assignees (provided that no written consent of the Borrower shall be required in connection with any sale, assignment, transfer and delegation by the Lender to an Eligible Assignee that is an Affiliate of the Lender) (each an “Assignee”) all, or any part of the Loans, the Commitment and the other rights and obligations of the Lender hereunder; provided, however, that the Borrower may continue to deal solely and directly with the Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower by the Lender and the Assignee.
     (b) From and after the date that the Lender and such Assignee have executed an Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the Lender under the Loan Documents, and (ii) the Lender, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.
     (c) Immediately upon execution of the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitment arising therefrom. The Commitment allocated to any Assignee shall reduce such Commitment of the Lender pro tanto.

     (d) The Lender may, with the written consent of the Borrower at all times other than during the existence of an Event of Default, which consent shall not be unreasonably withheld, at any time sell, transfer or assign to one or more commercial banks or other Persons not Affiliates of the Borrower (provided that no written consent of the Borrower shall be required in connection with any sale, transfer or assignment by the Lender to an Affiliate of the Lender) (a “Participant”) participating interests in any Loans, the Commitment of the Lender and the other interests of the Lender hereunder and under the other Loan Documents; provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.01, 3.02 and 10.05 as though it were also the Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Agreement.
     (e) Notwithstanding any other provision in this Agreement, the Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
     10.09 Set-off. In addition to any rights and remedies of the Lender provided by law, if an Event of Default exists or the Loans have been accelerated, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     10.10 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.
     10.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     10.12 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower and the Lender (including Lender’s officers, agents, attorneys-in-fact and Affiliates), and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
     10.13 Governing Law and Jurisdiction.
     (a) THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER AND THE LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.
     10.14 Waiver of Jury Trial. THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS.
     10.15 Entire Agreement. This Agreement together with the Note and the other Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.
     10.16 USA PATRIOT Act. The Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.
BORROWER:

TELVENT TRAFFIC NORTH AMERICA INC.
By:	/s/ Ana Plaza
Name:	Ana Plaza
Title:	Director

By:	/s/ Cameron Demcoe
Name:	Cameron Demcoe
Title:	Secretary

LENDER

LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ Amy Kehoe
Name:	Amy Kehoe
Title:	First Vice President